                       As filed with the Securities and Exchange Commission on August 13, 2002
                                                                                                                Registration No.  333-51068

SECURITIES AND EXCHANGE COMMISSION Washington, D. C. 20549
post-effective Amendment No. 1 to Form S-8 REGISTRATION STATEMENT under THE SECURITIES ACT OF 1933
CONECTIV (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	51-0377417 (I.R.S. Employer Identification No.)
800 King Street Wilmington, DE 19801 (Address, including zip code, of registrant's principal executive offices)
Savings & Investment Plan (Full title of plans)
Ellen Sheriff Rogers Secretary Conectiv 701 Ninth Street, N.W. Washington, D.C. 20068 (202) 872-3526 (Name, address and telephone number, including area code, of agent for service)

            This Post-Effective Amendment No. 1 is being filed to amend the registration statement
(the "Registration Statement") on Form S-8 (File No. 333-51068), pursuant to which Conectiv
(the "Registrant") registered 300,000 shares of its common stock, $.01 par value ("Conectiv
Common Stock"), and an indeterminate amount of plan interests, for offer and sale pursuant to its Savings & Investment Plan (the "Plan").

            On August 1, 2002, in accordance with an Agreement and Plan of Merger, dated as of
February 9, 2001, among the Registrant, New RC, Inc., now named Pepco Holdings, Inc. ("Pepco
Holdings"), and Potomac Electric Power Company ("Pepco"), the Registrant and Pepco
combined their businesses by merging with acquisition subsidiaries of Pepco Holdings (the
"Merger"). As a result of the Merger, the Registrant and Pepco each have become subsidiaries of
Pepco Holdings and the outstanding shares of Conectiv Common Stock and Conectiv Class A
Common Stock were converted into the right to receive cash and/or shares of Pepco Holdings common stock. In connection with the Merger, the Plan was amended to eliminate the Conectiv stock fund as an investment alternative.

            In accordance with its undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the registered securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration
Statement to remove from registration all shares of Conectiv Common Stock and plan interests that remained unsold under the Plan at the time of the Merger.

SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post- Effective Amendment No. 1 on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware, on the 13th day of August, 2002.

CONECTIV By: T.S. SHAW Thomas S. Shaw President and Chief Operating Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following person in the capacities indicated.
Signature JOHN M. DERRICK, JR. John M. Derrick, Jr.	Title Chairman of the Board and Chief Executive Officer	Date August 13, 2002
T.S. SHAW Thomas S. Shaw	President and Chief Operating Officer (principal executive officer)	August 13, 2002
JAMES P. LAVIN James P. Lavin	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 13, 2002
D.R. WRAASE Dennis R. Wraase	Director	August 13, 2002
WILLIAM T. TORGERSON William T. Torgerson	Director	August 13, 2002
A.W. WILLIAMS Andrew W. Williams	Director	August 13, 2002

The Plan: Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the Plan has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, Delaware, on August 13, 2002.

CONECTIV SAVINGS & INVESTMENT PLAN CONECTIV, AS PLAN ADMINISTRATOR By: T.S. SHAW Thomas S. Shaw President and Chief Operating Officer